Exhibit 21.1
SUBSIDIARIES OF
WESTERN REFINING, INC.

Name of Subsidiary	State of Incorporation or Organization
Ascarate Group LLC	Delaware
Ciniza Production Company	New Mexico
Dial Oil Co.	New Mexico
Empire Oil Co.	California
Giant Four Corners, Inc.	Arizona
Giant Industries, Inc.	Delaware
Giant Stop-N-Go of New Mexico, Inc.	New Mexico
Minnesota Pipeline Company LLC*	Delaware
MPL Investments, Inc.*	Delaware
Navajo Convenient Stores Co., LLC*	New Mexico
Northern Tier Bakery LLC*	Delaware
Northern Tier Energy GP LLC	Delaware
Northern Tier Energy Holdings LLC*	Delaware
Northern Tier Energy LLC*	Delaware
Northern Tier Energy LP*	Delaware
Northern Tier Finance Corporation*	Delaware
Northern Tier Oil Transport LLC*	Delaware
Northern Tier Retail Holdings LLC*	Delaware
Northern Tier Retail LLC*	Delaware
NT InterHoldCo LLC	Delaware
San Juan Refining Company, LLC	New Mexico
St. Paul Park Refining Co. LLC*	Delaware
SuperAmerica Franchising LLC*	Delaware
Western Refining Company, L.P.	Delaware
Western Refining GP, LLC	Delaware
Western Refining Logistics GP, LLC	Delaware
Western Refining Logistics, LP*	Delaware
Western Refining LP, LLC	Delaware
Western Refining Pipeline, LLC*	New Mexico
Western Refining Product Transport, LLC*	Delaware
Western Refining Retail, LLC	Delaware
Western Refining Southwest, Inc.†	Arizona
Western Refining Terminals, LLC*	Delaware
Western Refining Texas Retail Services, LLC	Texas
Western Refining TRS I, LLC	Texas
Western Refining TRS II, LLC	Texas
Western Refining Wholesale, LLC*	Delaware
Western Refining Yorktown Holding Company	Delaware
Western Refining Yorktown, Inc.	Delaware
WNRL Energy GP, LLC*	Delaware
WNRL Energy, LLC*	Delaware
WNRL Finance Corp.*	Delaware
York River Fuels, LLC	Delaware
*Indicates a company that is not wholly-owned directly or indirectly by Western Refining, Inc.
† Western Refining Southwest, Inc. also does business as Giant Service Stations, Howdy's, Southwest Pizza Kitchen and Firebird Fuel Company.